Contact: S. Lewis Meyer, CEO                    Robin Kelley, Investor Relations
         Gary Brooks, VP Finance/CFO            (650) 583-9964

For Immediate Release

                   Imatron Announces Completion of $6 Million
                            Private Equity Financing

          Imatron's President Invests $3 Million in Company Securities

So. San Francisco, Calif., August 10, 1999 - Imatron Inc. (Nasdaq: IMAT) announced today the completion of two separate private sales of the Company's common stock and common stock purchase warrants which total $6.0 million. The Company sold $3.0 million in common stock to a group of international investors and $3.0 million in common stock and warrants to Terry Ross, Imatron's president. The proceeds, part of which were previously received, will be used for general corporate purposes. The securities have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company plans to file a registration statement covering these shares in the near future.

S. Lewis Meyer, CEO, stated, "This equity financing is important for Imatron to enable us to continue to increase our sales coverage and to expand our marketing initiatives in order to take advantage of the significant market opportunities we see for the commercialization of our EBT technology. These funds will also be used to support inventory acquisition to address our rapidly growing and unprecedented order backlog. We are now in a position to aggressively capitalize on what we view as the strongest market in Imatron's history for our EBT scanner. The significant personal investment from Imatron's President, Terry Ross, of $3.0 million in the company's securities is a strong vote of confidence in the Company's future and in his own critical role in achieving our aggressive sales objectives."

Additional information about Imatron, Inc. can be obtained on the company's web site at: http://www.imatron.com.

Imatron, Inc. is primarily engaged in designing, manufacturing, marketing, and supporting high performance EBT scanners based on the Company's proprietary scanning electron beam tomography (EBT) technology. Imatron's EBT scanner is now in use at more than 110 major medical centers around the world, including the Mayo Clinic, Cedars-Sinai Medical Center, Mount Sinai Medical Center, University of Iowa, National Institutes of Health, UCLA Medical Center, Stanford University, University of Illinois, Arizona Heart Institute, University of Graz, Royal Brompton Hospital in London, Tokyo University Hospital and Beijing Hospital in China.

Except for the historical information contained herein, the matters discussed in this news release may contain forward-looking statements that are based on current expectations and estimates about the industry in which Imatron operates, the estimated impact of certain technological advances, the estimated impact of published research studies on scanner sales and procedures, as well as management's beliefs and assumptions. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. The factors that could cause actual results to differ materially include, among others: failed clinical demonstration of certain asserted technological advantages and diagnostic capabilities; reliance on product distributors; competition in the diagnostic imaging market; failure to improve product reliability or introduce new product models and enhancements; delays in production and difficulty in obtaining components and sub-assemblies from limited sources of supply; inability to meet cash-on-delivery or prepayment terms from vendors; determinations by regulatory and administrative government authorities; patent expiration and denial of patent applications; the high cost of the scanner as compared to commercially available CT scanners; and the risk factors listed from time to time in the Company's Securities and Exchange Commission reports, including their reports on Form 10-K for their current fiscal year.

                                                                  ###